                                                                      Exhibit 12


                              AMSCAN HOLDINGS, INC.
                        RATIO OF INCOME TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                  NINE MONTHS ENDED SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                                ------------------------------------     -------------------------------------
                                                MERGER PRO                               MERGER PRO
                                                  FORMA                                    FORMA
                                                  1997          1997          1996          1996          1996          1995
                                                 -------       -------       -------       -------       -------       -------
Earnings:
Income before taxes and minority interests       $14,438       $28,677       $20,104       $ 8,587       $ 5,732       $19,206
Add:  Fixed charges                               18,431         4,296         6,013        24,952         8,735         6,874
                                                 -------       -------       -------       -------       -------       -------

Earnings, as adjusted                            $32,869       $32,973       $26,117       $33,539       $14,467       $26,080
                                                 =======       =======       =======       =======       =======       =======

Computation of fixed charges:
  Interest expense                               $16,934       $ 2,799       $ 4,827       $23,185       $ 6,968       $ 6,025
Interest portion of rent expense                   1,497         1,497         1,186         1,767         1,767           849
                                                 -------       -------       -------       -------       -------       -------
  Total fixed charges                            $18,431       $ 4,296       $ 6,013       $24,952       $ 8,735       $ 6,874
                                                 =======       =======       =======       =======       =======       =======

Ratio of earnings to fixed charges                  1.8x          7.7x          4.3x          1.3x          1.7x          3.8x



                                                        YEARS ENDED DECEMBER 31,
                                                    -----------------------------------


                                                     1994          1993          1992
                                                    -------       -------       -------
Earnings:
Income before taxes and minority interests          $10,591       $ 9,104       $ 7,784
Add:  Fixed charges                                   4,719         3,358         2,556
                                                    -------       -------       -------

Earnings, as adjusted                               $15,310       $12,462       $10,340
                                                    =======       =======       =======

Computation of fixed charges:
  Interest expense                                  $ 3,971       $ 2,711       $ 2,135
Interest portion of rent expense                        748           647           421
                                                    -------       -------       -------
  Total fixed charges                               $ 4,719       $ 3,358       $ 2,556
                                                    =======       =======       =======

Ratio of earnings to fixed charges                     3.2x          3.7x          4.0x
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